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                                                                    EXHIBIT 99.2




                      (POSITRON CORPORATION NEWS RELEASE)


                                 JULY 15, 1996

                             FOR IMMEDIATE RELEASE

          GE MEDICAL SYSTEMS SELLS ITS PET DEVELOPMENT AND PRODUCTION
                       OPERATIONS TO POSITRON CORPORATION

MILWAUKEE, WI, and HOUSTON, TEXAS, July 15, 1996 - GE Medical Systems (GEMS), Milwaukee, a business of General Electric Company (NYSE: GE) has agreed to sell its positron emission tomography (PET) development and production operations to Positron Corporation, Houston, Texas, (NASDAQ/NMS: POSI, POSIW).

Under the terms of the asset purchase agreement, Positron will purchase the assets of GE's PET operations, including its Sweden-based cyclotron division, for $25 million cash plus 10 percent of Positron's outstanding common Stock.
GE will also receive a three-year option to purchase an additional 15 percent of Positron common Stock. Both Positron and GE will continue to sell PET products. GE will sell and distribute PET products produced by Positron for GE, under the terms of a purchase and distribution agreement. GE will continue to provide service and application support to GE's installed base and future installation. The transaction and associated agreements are contingent on, among other matters, Positron securing financing and shareholder approval.

"We view this transaction as a win-win; a positive for current and future PET customers and therefore for both companies. High quality PET products and services will continue to be a part of GE's global full line of medical equipment and services. This will enable us to further contribute to the advancement of PET," said John Trani, GE Medical Systems president and chief executive officer.

PET technology has been used by leading medical institutions around the world for more than 20 years. It is used in the early detection of cancer and certain cardiology and neurology applications. PET enable physicians to assess chemical changes related to metabolism.

Dr. Gary B. Wood, Ph.D., chairman of Positron Corporation, stated "the combination of the respective PET operations of GE Medical Systems and Positron creates the most complete range of PET products. Such products range from the cost competitive clinical scanners to the broadest function research scanners. Moreover, the combined development and production expertise of our businesses positions Positron as a leader in PET technology."

Positron Chief Executive Officer, Dr. Werner J. Haas, Ph.D., stated, "With the added expertise and products from GE, Positron will round out its product line and gain an improved international presence. We are very pleased to be associated with GE through our purchase and distribution agreement."
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Positron Corporation designs, manufactures, markets and services POSICAM(TM)
systems, which are medical imaging devices utilizing positron emission tomography ("PET") technology. PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. POSICAM(TM) systems are used by physicians in the diagnosis and management of heart disease and certain other neurological and oncological illnesses.

GE Medical Systems develops and produces diagnostic imaging equipment in several modalities, including X-ray, magnetic resonance, computed tomography, ultrasound, nuclear imaging and PET in addition to manufacturing radiation therapy equipment. GEMS also provides a variety of services from networking to biomedical equipment maintenance. GE Medical Systems has sales or more than $3.5 billion and employs 14,000 people worldwide.


FOR FURTHER INFORMATION, CONTACT:
DAVID RODRIGUEZ - CFO                       LAURIE BERNARDY
POSITRON CORPORATION                        GE MEDICAL SYSTEMS
16350 PARK TEN PLACE                        (414) 544-3530
(713) 492-7100





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